Exhibit 4.1

DESCRIPTION OF TRANSOCEAN LTD.’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2024, Transocean Ltd. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: registered shares, par value USD 0.10 per share (“shares”).

Description of the Shares

The following description of the share capital of Transocean Ltd. is a summary and is subject to the complete text of our Articles of Association, filed as Exhibit 3.1 to our Current Report on Form 8-K (Commission File No. 001-38373) filed on June 28, 2024 (the “Articles of Association”). We encourage you to read the Articles of Association carefully. In this description, references to “Transocean,” “we,” “our” and “us” mean Transocean Ltd. Unless otherwise provided herein, the following description of shares is as of February 18, 2025.

General

Issued Share Capital. As of February 18, 2025, the share capital of Transocean registered shares in the Commercial Register of the Canton of Zug (the “commercial register”), which reflects our total issued share capital, was USD 94,082,890.10, divided into 940,828,901 registered shares, par value USD 0.10 per share. The issued shares are fully paid, non-assessable, and rank pari passu with each other.

Capital Authorization (Capital Band). Article 5 of our Articles of Association provides for a share authorization within a capital band, ranging from USD 86,281,585.80 (lower limit) to USD 105,787,902.90 (upper limit), which may be used by our board of directors to issue new shares for (a) general purposes or (b) incentive compensation plans.

General Authorization. Article 5 of our Articles of Association provides for a capital band that authorizes our board of directors to issue up to 172,563,171 new fully paid-in shares for general corporate purposes at any time until May 29, 2025, and thereby increase the stated share capital from time to time. A capital increase may further be effected within the range of the capital band by way of an increase of the par value of the shares (but in any event, at a maximum of USD 17,256,317.10).

Our board of directors determines the time of the issuance, the issue price, the manner in which the new shares have to be paid in, the date from which the new shares carry the right to dividends and, subject to the provisions of our Articles of Association, the conditions for the exercise of the preemptive rights with respect to the issuance and the allotment of preemptive rights that are not exercised. The board of directors may allow preemptive rights that are not exercised to expire, or it may place such rights or shares, the preemptive rights in respect of which have not been exercised, at market conditions or use them otherwise in our interest. For further information on preemptive rights with respect to our capital authorization for general purposes, see “—Preemptive Rights and Advance Subscription Rights” below.

An increase of the share capital by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of Transocean is permissible.

Specific Authorization. For incentive compensation plans, our board of directors is authorized to issue, directly or indirectly, up to 22,500,000 new fully paid-in shares under our incentive compensation plans to members of our board of directors, members of our executive management team, officers, employees, contractors, consultants or other persons providing services to us or our subsidiaries at any time until May 16, 2029, and thereby increase the stated share capital from time to time. For such purposes, the preemptive rights of existing shareholders are excluded. Our board of directors determines the time of the issuance, the issue price (which may be lower than the current market price), the manner in which the new shares have to be paid and the date from which the new shares carry the right to dividends.

The capital authorization expires (a) for general purposes on May 29, 2025, (b) for incentive plans on May 16, 2029, (c) upon an earlier complete use of the maximum number of authorized shares, or (d) upon an earlier expiration of the authorization following an ordinary capital increase, an ordinary capital reduction or a change of the currency of the share capital resolved by the general meeting of shareholders.

The shares will be subject to the limitations for registration in the share register pursuant to Articles 7 and 9 of our Articles of Association.

Conditional Share Capital. Article 6 of our Articles of Association provides for a conditional share capital that allows the issuance by Transocean of up to 141,262,093 shares and thus an increase of the stated share capital by a maximum amount of USD 14,126,209.30. These shares may be issued through:

●	the exercise of conversion, exchange, option, warrant or similar rights for the subscription of shares granted to third parties or shareholders in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets or new or already existing contractual obligations by or of us or any of our group companies or any of our respective predecessors; or
●	in connection with the issuance of shares, options or other share-based awards to members of the board of directors, members of our executive management team, officers, employees, contractors, consultants or other persons providing services to us or our subsidiaries.

For information on preemptive rights with respect to our conditional share capital, see “—Preemptive Rights and Advance Subscription Rights” below.

Other Classes or Series of Shares / Non-Voting Stock. The board of directors may not create shares with increased voting powers (Stimmrechtsaktien) without the affirmative resolution adopted by shareholders holding at least two-thirds of the voting rights and an absolute majority of the par value of the shares, each as represented (in person or by proxy) at a general meeting of the shareholders. The board of directors may create preferred stock (Vorzugsaktien) with the vote of a relative majority of the votes cast at a general meeting of our shareholders (not counting broker non-votes, abstentions and blank or invalid ballots). We have not issued any non-voting stock to date (Partizipationsscheine, Genussscheine).

Preemptive Rights and Advance Subscription Rights

Under the Swiss Code of Obligations (the “Swiss Code”), the prior approval of a general meeting of shareholders is generally required to authorize, for later issuance, the issuance of shares, or rights to subscribe for, or convert into, shares (which rights may be connected to debt instruments or other obligations). In addition, the existing shareholders will have preemptive rights in relation to such shares or rights in proportion to the respective par values of their holdings (Bezugsrechte). The shareholders may, with the affirmative vote of shareholders holding two-thirds of the votes and the absolute majority of the par value of the shares represented at the general meeting, withdraw or limit the preemptive rights for valid reasons (such as a merger, an acquisition or any of the reasons authorizing the board of directors to withdraw or limit the preemptive rights of shareholders in the context of an authorized capital increase as described below).

If the general meeting of shareholders has approved the creation of a capital band or conditional capital, it may withdraw or restrict preemptive and advance subscription rights for valid reasons or delegate such decision to the board of directors. If delegated, the valid reasons justifying the exclusion of the preemptive right must be stated in the articles of association. Our Articles of Association provide for this delegation and state the valid reasons with respect to our capital band and conditional share capital in the circumstances described below under “—Capital Authorization (Capital Band)” and “—Conditional Share Capital.”

Capital Authorization (Capital Band). At any time until May 29, 2025, and pursuant to Article 5 of our Articles of Association, our board of directors is authorized to withdraw or restrict the preemptive rights of the shareholders with respect to a maximum of 172,563,171 shares issued for general purposes and to allot them to individual shareholders, third parties, Transocean or any of its group companies with respect to the issuance of shares within the capital band if:

●	the issue price of the new shares is determined by reference to the market price;
●	the shares are issued for raising equity capital in a fast and flexible manner, which would not be possible, or would only be possible with great difficulty or at significantly less favorable conditions, without the withdrawal of the preemptive rights of existing shareholders;
●	the shares are issued in connection with the acquisition of companies, part(s) of companies or participations, for the acquisition of products, intellectual property or licenses by or for investment projects of Transocean or any of its group companies, or the financing or refinancing of any such transactions through a placement of shares;
●	the shares are issued for purposes of broadening the shareholder constituency of Transocean in certain financial or investor markets, for the purposes of the participation of strategic partners, including financial investors, or in connection with the listing of the shares on domestic or foreign stock exchanges; or
●	the shares are issued for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of shares to the respective initial purchaser(s) or underwriter(s).

Pursuant to Article 5 of our Articles of Association, the preemptive rights of existing shareholders are excluded with respect to up to 22,500,000 shares that our board of directors is authorized to issue, directly or indirectly, within the capital band under our incentive compensation plans to members of our board of directors, members of our executive management team, employees, contractors, consultants and other persons performing services to us or of any of our subsidiaries.

Conditional Share Capital. In connection with the issuance of bonds, notes, options, warrants or other securities or contractual obligations convertible into or exercisable or exchangeable for our shares, the preemptive rights of shareholders are excluded and the board of directors is authorized to withdraw or limit the advance subscription rights (Vorwegzeichnungsrecht) of shareholders in connection with the issuance of bonds, notes, options, warrants or other securities or contractual obligations convertible into or exercisable or exchangeable for our shares if the issuance is for purposes of financing or refinancing the acquisition of an enterprise or business, parts of an enterprise, participations or investments, or if the issuance occurs in national or international capital markets or through a private placement.

If the advance subscription rights are withdrawn or limited:

●	such securities or contractual obligations will be issued or entered into at market conditions;
●	the conversion, exchange or exercise price, if any, for such securities or contractual obligations will be set with reference to the market conditions prevailing at the date on which such securities or obligations are issued or entered into; and
●	such securities or contractual obligations may be converted, exercised or exchanged during a maximum period of 30 years.

The preemptive rights and the advance subscription rights of shareholders are excluded with respect to shares, bonds, notes, options, warrants or other securities or contractual obligations issued from our conditional share capital under our incentive compensation plans to members of our board of directors, members of our executive management team, employees, contractors, consultants or other persons providing services to us or any of our subsidiaries.

Dividends and Other Distributions

Under the Swiss Code, dividends (including interim dividends) may be paid out only if we have sufficient distributable profits from the previous fiscal year or the current fiscal year or if we have freely distributable reserves (including statutory capital contribution reserves, which are also referred to as additional paid-in capital), each as will be presented on our audited annual stand-alone statutory balance sheet and an audited interim stand-alone statutory balance sheet, respectively. The affirmative vote of shareholders holding a relative majority of the votes cast at a general meeting of shareholders (not counting broker non-votes, abstentions and blank or invalid ballots) must approve the distribution of dividends. The board of directors may propose to shareholders that a dividend or other distribution be paid but cannot itself authorize the distribution.

Payments out of our share capital (in other words, the aggregate par value of our registered share capital) in the form of dividends are not allowed; however, payments out of registered share capital may be made by way of a par value reduction. Such a par value reduction requires the approval of shareholders holding a relative majority of the votes cast at the general meeting of shareholders (not counting broker non-votes, abstentions and blank or invalid ballots). A special audit report must confirm that claims of our creditors remain fully covered despite the reduction in the share capital recorded in the commercial register. A licensed audit expert must prepare the audit report and be present at the general meeting of shareholders that adopts the resolution. The board of directors must further give public notice of the par value reduction resolution in the Swiss Official Gazette of Commerce and notify creditors that they may request, within one month of the public notice, satisfaction of or security for their claims. The notification may be given before or after the general meeting of shareholders at which resolutions regarding the par value reduction were passed.

Under the Swiss Code, if our statutory profit reserves (gesetzliche Gewinnreserve) together with our statutory capital reserves (gesetzliche Kapitalreserve) amount to less than 20% of our share capital recorded in the commercial register (i.e., 20% of the aggregate par value of our registered capital), then at least 5% of our annual profit must be allocated to the statutory profit reserves. The Swiss Code and our Articles of Association permit us to accrue additional general reserves. In addition, if we acquire our own shares, we are required to account for these shares, if acquired by our parent company Transocean Ltd., as a negative item in our shareholders’ equity or, if these shares are acquired by one of our subsidiaries, to create a special reserve, in each case on our audited annual or interim stand-alone statutory balance sheet in the amount of the purchase price of the shares repurchased by our parent or our subsidiary. The negative item in our shareholders’ equity or the reserve amount would effectively reduce our capacity to declare dividends or effect subsequent repurchases of our shares.

Swiss companies generally must maintain a separate company, stand-alone “statutory” balance sheet for the purpose of, among other things, determining the amounts available for the return of capital to shareholders, including by way of a distribution of dividends. Our auditor must confirm that a proposal made by our board of directors to shareholders regarding the appropriation of our available earnings or the distribution of freely distributable reserves conforms to the requirements of the Swiss Code and our Articles of Association. Dividends are usually due and payable shortly after the shareholders have passed a resolution approving the payment, but shareholders may also resolve at the annual or extraordinary general meeting of shareholders to pay dividends in quarterly or other installments. Our Articles of Association provide that dividends that have not been claimed within five years after the payment date become our property and are allocated to the general statutory reserves. Dividends paid out of distributable profits or distributable general reserves are subject to Swiss withholding tax, all or part of which can potentially be reclaimed under the relevant tax rules in Switzerland or double taxation treaties concluded between Switzerland and foreign countries. Distributions to shareholders in the form of a par value reduction and distributions out of qualifying additional paid-in capital (capital contribution reserves (Reserven aus Kapitaleinlagen)) are not subject to the Swiss federal withholding tax.

Dividends, if declared by us, are expected to be declared, subject to applicable limitations under Swiss law, in U.S. dollars. Distribution through a reduction in the par value of the shares must be declared in U.S. dollars.

Repurchases of Shares

The Swiss Code limits our ability to hold or repurchase our own shares. We and our subsidiaries may only repurchase shares if and to the extent that sufficient freely distributable equity capital is available, as described above under “—Dividends and Other Distributions.” The aggregate par value of all of our shares held by us and our subsidiaries may not exceed 10% of the registered share capital. However, we may repurchase our own shares beyond the statutory limit of 10% if the shareholders have authorized our board of directors at a general meeting of shareholders (including as part of our capital band) to repurchase shares in an amount in excess of 10% and the repurchased shares are dedicated for cancellation. Any shares repurchased pursuant to such authorization will then be cancelled based on a resolution of shareholders adopted at a general meeting of shareholders subject to the approval of shareholders holding a relative majority of the votes cast or, if shareholders have adopted a capital band authorizing our board of directors to reduce the share capital by way of a cancellation of shares, based on a resolution of the board of directors. Repurchased shares held by us or our subsidiaries do not carry any rights to vote at a general meeting of shareholders but are, unless otherwise resolved by our shareholders at a general meeting, entitled to the economic benefits generally associated with the shares.

General Meetings of Shareholders

The general meeting of shareholders is our supreme corporate body. Ordinary and extraordinary general meetings of shareholders may be held. Among other things, the following powers will be vested exclusively in the general meeting of shareholders:

●	adoption and amendment of our Articles of Association;
●	the annual election of the chairperson of the board of directors, the members of the board of directors, the members of the compensation committee of the board of directors, the auditor and the independent proxy;
●	approval of the annual management report, the stand-alone statutory financial statements and the consolidated financial statements;
●	appropriation of the annual profit shown on our annual stand-alone statutory balance sheet, in particular, the distribution of any dividends;
●	the determination of interim dividends and the approval of interim stand-alone statutory financial statements required for such purposes;
●	the resolution regarding the repayment of the statutory capital reserves;
●	the combination of shares (“reverse stock split”);
●	discharge of the members of the board of directors and the executive management team from liability for business conduct during the previous fiscal year(s) to the extent such conduct is known to the shareholders;
●	ratification of the maximum aggregate amounts of compensation of the board of directors and the executive management team;
●	an advisory vote on the statutory compensation report in relation to the prior fiscal year;
●	subject to certain exceptions, the approval of a business combination with an interested shareholder (as such terms are defined in our Articles of Association);
●	the delisting of our shares from a stock exchange;
●	the approval of the report on non-financial matters pursuant to article 964c of the Swiss Code; and
●	any other resolutions that are submitted to a general meeting of shareholders pursuant to law, our Articles of Association or by voluntary submission by the board of directors (unless a matter is within the exclusive competence of the board of directors pursuant to the Swiss Code).

Notice and Proxy Statements

Under the Swiss Code and our Articles of Association, we must hold an annual, ordinary general meeting of shareholders within six months after the end of our fiscal year for the purpose, among other things, of approving the annual financial statements and the annual management report, the annual election of the chairperson of our board of directors, the members of our board of directors, the members of the compensation committee of our board of directors, our auditor and our independent proxy, and the ratification of the maximum aggregate amounts of compensation of the board of directors and the executive management team. The invitation to general meetings must be published in the Swiss Official Gazette of Commerce at least 20 calendar days prior to the date of the relevant general meeting of shareholders. The notice of a meeting must state the items on the agenda and the proposals of the board of directors and of the shareholders who requested that a shareholders meeting be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates. The notice must also include a short explanation of the items and proposals on the agenda of the general meeting. No resolutions may be passed at a general meeting of shareholders concerning agenda items for which proper notice was not given. This does not apply, however, to proposals made during a general meeting of shareholders to convene an extraordinary general meeting of shareholders, to initiate a special investigation or to elect the statutory auditor. No previous notification will be required for proposals concerning items included on the agenda or for debates as to which no vote is taken.

Annual general meetings of shareholders are convened by the board of directors or, under certain circumstances required by law, by the auditor. A general meeting of shareholders can be held anywhere in Switzerland. A special authorizing provision in the articles of association is required to hold a general meeting outside of Switzerland. Our current Articles of Association do not include such authorization. General meetings that are held only virtually require special authorization in the articles of association. Our current Articles of Association do not include such authorization.

We expect to set the record date for each general meeting of shareholders on a date not more than 20 calendar days prior to the date of each general meeting and announce the date of the general meeting of shareholders prior to the record date.

Extraordinary General Meetings of Shareholders

An extraordinary general meeting may be called upon the resolution of the board of directors or, under certain circumstances required by law, by the auditor. In addition, the board of directors is required to convene an extraordinary general meeting of shareholders if so resolved by the general meeting of shareholders, or if so requested by shareholders who, in the aggregate, represent at least 5% of the share capital or votes recorded in the commercial register, specifying the items to be included on the agenda and their proposals. Upon such a shareholder request, the board of directors must publish the necessary notice to convene a general meeting within 60 calendar days.

If it appears from the annual stand-alone statutory balance sheet that half of the sum of our share capital, the non-distributable statutory capital reserves and the statutory profit reserves are not covered by our assets (Kapitalverlust), the board of directors is required to take measures to remedy the capital loss situation of the company, where necessary take further measures to effect a financial restructuring of the company or request the general meeting of shareholders to approve such measures as are within its authority.

Agenda Requests

Under our Articles of Association, any shareholder may request that an item or a proposal relating to an agenda item be included on the agenda of a general meeting of shareholders. Such shareholder may also nominate one or more directors for election. A request for inclusion of an item on the agenda or a proposal relating to an agenda item must be made in writing at least 30 calendar days prior to the anniversary date of the proxy statement in connection with our last annual general meeting of shareholders; provided, however, that if the date of the general meeting of shareholders is more than 30 calendar days before or after the anniversary date of the last annual general meeting of shareholders, such request must instead be made by the tenth calendar day following the date on which we have made public disclosure of the date of the general meeting of shareholders. The request must specify in writing the relevant agenda items and proposals, together with evidence of the required shares recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the U.S. Securities and Exchange Commission.

Under the Swiss Code, a general meeting of shareholders for which a notice of meeting has been duly published may not be adjourned without publishing a new notice of meeting.

Our annual report, our stand-alone and consolidated financial statements, the auditors’ reports thereon, our compensation report pursuant to Swiss law and the auditor’s reports thereon, and our report on non-financial matters pursuant to article 964c of the Swiss Code (to the extent required by applicable law) must be made available to our shareholders no later than 20 calendar days prior to the annual general meeting of shareholders. If these documents are not accessible electronically, each shareholder may request that these documents be promptly sent to it in due course, free of charge.

Voting

Each of our shares carries one vote at a general meeting of shareholders. Voting rights may be exercised by shareholders registered in our share register or by a duly appointed proxy of a registered shareholder (including the independent proxy), which proxy need not be a shareholder. Our Articles of Association do not limit the number of shares that may be voted by a single shareholder. Shareholders wishing to exercise their voting rights who hold their shares through a bank, broker or other nominee should follow the instructions provided by such bank, broker or other nominee or, absent instructions, contact such bank, broker or other nominee for instructions. Shareholders holding their shares through a bank, broker or other nominee will not automatically be registered in our share register. If any such shareholder wishes to be registered in our share register, such shareholder should contact the bank, broker or other nominee through which it holds our shares.

Treasury shares, whether owned by us or one of our majority-owned subsidiaries, will not be entitled to vote at general meetings of shareholders.

Our Articles of Association do not provide for cumulative voting for the election of directors.

Pursuant to our Articles of Association, the shareholders generally pass resolutions by the affirmative vote of a relative majority of the votes cast at the general meeting of shareholders (broker non-votes, abstentions and blank and invalid ballots will be disregarded), unless otherwise provided by law or our Articles of Association. However, our Articles of Association provide that directors may be elected at a general meeting of shareholders by a plurality of the votes cast by the shareholders present in person or by proxy at the meeting. Our Corporate Governance Guidelines have a majority vote policy that provides that the board may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the board accepts the resignation following such failure. If a nominee who has submitted such a letter of resignation does not receive more votes cast “for” than “against” the nominee’s election, the corporate governance committee must promptly review the letter of resignation and recommend to the board of directors whether to accept the tendered resignation or reject it. The board of directors must then act on the corporate governance committee’s recommendation within 90 days following the shareholder vote. The board of directors must promptly disclose its decision regarding whether or not to accept the nominee’s resignation letter.

The acting chair may direct that resolutions and elections be held by use of an electronic voting system. Electronic resolutions and elections are considered equal to resolutions and elections taken by way of a written ballot. The board of directors can determine that shareholders who are not present at the venue of the general meeting of shareholders may exercise their rights by electronic means. Virtual-only meetings may only be held if the articles of association expressly authorize such a form of the general meeting. Our current Articles of Association do not include such authorization.

The Swiss Code and/or our Articles of Association require the affirmative vote of at least two-thirds of the voting rights and the absolute majority of the par value of the shares, each as represented at a general meeting, to approve, among other things, the following matters:

●	the amendment to or the modification of the purpose clause in our Articles of Association;
●	a reverse stock split;
●	the creation or cancellation of shares with privileged voting rights;
●	the restriction on the transferability of shares or cancellation thereof;
●	the restriction on the exercise of the right to vote or the cancellation thereof;
●	the introduction of or the amendment to a capital band or conditional share capital;
●	the change of currency of our share capital;

●	the delisting of our shares from a stock exchange;
●	an increase in the share capital through (1) the conversion of capital surplus, (2) a contribution in kind, or for purposes of an acquisition of assets, or (3) a grant of special privileges;
●	the limitation on or withdrawal of preemptive rights;
●	a change in our registered office;
●	the conversion of registered shares into bearer shares and vice versa;
●	the introduction of an arbitration agreement in our Articles of Association; and
●	our dissolution.

The same qualified voting requirements apply to resolutions in relation to transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets and Liabilities (the “Merger Act”), including a merger, demerger or conversion of a corporation (other than a cash-out or certain squeeze-out mergers, in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company, for instance, through cash or securities of a parent company of the acquiring company or of another company—in such a merger, an affirmative vote of 90% of the outstanding shares is required). Swiss law may also impose this qualified voting requirement in connection with the sale of “all or substantially all of our assets” by us. See “—Compulsory Acquisitions; Appraisal Rights” below.

Our Articles of Association require the affirmative vote of at least two-thirds of the shares entitled to vote at a general meeting to approve the following matters:

●	the removal of a serving member of the board of directors;
●	any changes to Article 14, paragraph 1 specifying advance notice of proposal requirements;
●	any changes to Article 18 specifying vote requirements for resolutions and elections;
●	any changes to Article 20, paragraph 2 specifying qualified vote requirements;
●	any changes to Article 21 specifying quorum requirements;
●	any changes to Article 22 specifying the number of members of the board of directors;
●	any changes to Article 23 specifying the term of the board of directors; and
●	any changes to Article 24 specifying the organization of the board of directors and the indemnification provisions for directors and officers.

Our Articles of Association require the affirmative vote of holders of the number of our shares at least equal to the sum of (A) two-thirds of the number of all shares outstanding and entitled to vote at a general meeting, plus (B) a number of shares outstanding and entitled to vote at the general meeting that is equal to one-third of the number of shares held by an interested shareholder, for us to engage in any business combination with an interested shareholder (as those terms are defined in our Articles of Association) and for the amendment of the provisions in our Articles of Association relating to this shareholder approval requirement.

Quorum for General Meetings

The presence of shareholders, in person or by proxy, holding at least a majority of the shares entitled to vote at the time when the general meeting proceeds to business is generally the required presence for a quorum for the transaction of business at a general meeting of shareholders. However, the presence of shareholders, in person or by proxy, holding at least two-thirds of the share capital recorded in the commercial register at the time when the general meeting proceeds to business is the required presence for a quorum to adopt a resolution to amend, vary, suspend the operation of or cause any of the following provisions of our Articles of Association to cease to apply:

●	Article 18—which relates to proceedings and procedures at general meetings;
●	Article 19(j)—which relates to business combinations with interested shareholders;
●	Article 20—which sets forth the level of shareholder approval required for certain matters;
●	Article 21—which sets forth the quorum at a general meeting required for certain matters, including the removal of a serving member of the board of directors; and
●	Articles 22, 23 and 24—which relate to the size and the organization of the board of directors, the term of directors and the indemnification provisions for directors and officers.

Additionally, shareholders present, in person or by proxy, holding at least two-thirds of the share capital recorded in the commercial register at the time when the general meeting proceeds to business constitute the required presence for a quorum at a general meeting to adopt a resolution to remove a serving director.

Under the Swiss Code, the board of directors has no authority to waive quorum requirements stipulated in the articles of association.

Inspection of Books and Records

Under the Swiss Code, a shareholder has a right to inspect the share register with regard to his, her or its own shares and otherwise to the extent necessary to exercise his, her or its shareholder rights. No other person has a right to inspect the share register. Shareholders who hold, alone or together, shares representing at least 5% of the share capital or the votes may request to inspect our books and records. Subject to safeguarding business secrets or other of our material interests, our board of directors may authorize such inspection to the extent necessary to exercise shareholder rights within four months following receipt of such requests.  At a general meeting of shareholders, any shareholder is entitled to request information from the board of directors concerning the affairs of the company. Shareholders may also ask the auditor questions regarding its audit of the company. The board of directors and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholder rights and subject to safeguarding business secrets or other of our material interests.

Special Investigation

If the shareholders’ inspection and information rights, as outlined above, prove to be insufficient, any shareholder may propose to the general meeting of shareholders that a special independent commissioner investigate specific facts in a special investigation. If the general meeting of shareholders approves the proposal, we or any shareholder may, within 30 calendar days after the general meeting of shareholders, request the court at our registered office to appoint a special independent commissioner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 5% of the share capital or the votes may request, within three months after the general meeting, the court to appoint a special independent commissioner. The court will issue such an order if the petitioners can demonstrate prima facie that the board of directors, any member of our board of directors or one of our officers infringed the law or our Articles of Association and such infringements are capable of causing damage the company or the shareholders. The costs of the investigation would generally be allocated to us and only in exceptional cases to the petitioners.

Compulsory Acquisitions; Appraisal Rights

Swiss companies that undertake business combinations and other transactions that are binding on all shareholders are governed by the Merger Act. A statutory merger or demerger requires that at least two-thirds of the votes and the absolute majority of the par value of the shares, each as represented at the general meeting of shareholders, vote in favor of the transaction. Under the Merger Act, a “demerger” may take two forms:

●	a legal entity may divide all of its assets and transfer such assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities and the transferring entity dissolving upon deregistration in the commercial register; or
●	a legal entity may transfer all or a portion of its assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities.

If a transaction under the Merger Act receives all of the necessary consents, all shareholders would be compelled to participate in the transaction. See “—Voting” above.

Swiss companies may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss company. With respect to corporations limited by shares, such as Transocean, the Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding shares. In these limited circumstances, minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company (for instance, through cash or securities of a parent company of the acquiring company or of another company). For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Merger Act provides that if the equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.

In addition, under Swiss law, the sale of “all or substantially all of our assets” by us may require a resolution of the general meeting of shareholders passed by holders of at least two-thirds of the votes and the absolute majority of the par value of the shares, each as represented at the general meeting of shareholders. Whether or not a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

●	the company sells a core part of its business, without which it is economically impracticable or unreasonable to continue to operate the remaining business;
●	the company’s assets, after the divestment, are not invested in accordance with the company’s statutory business purpose; and
●	the proceeds of the divestment are not earmarked for reinvestment in accordance with the company’s business purpose but, instead, are intended for distribution to shareholders or for financial investments unrelated to the company’s business.

If all of the foregoing apply, a shareholder resolution would likely be required.

Legal Name; Formation; Fiscal Year; Registered Office

Transocean Ltd. was initially formed on August 18, 2008. It is incorporated and domiciled in Steinhausen, Canton of Zug, Switzerland, and operates under the Swiss Code as a stock corporation (Aktiengesellschaft). Transocean Ltd. is recorded in the Commercial Register of the Canton of Zug with the registration number CHE-114.461.224. Transocean’s fiscal year is the calendar year.

The address of Transocean’s registered office is Transocean Ltd., Turmstrasse 30, 6312 Steinhausen, Switzerland, and the telephone number at that address is +41 (41) 749 0500.

Corporate Purpose

Transocean Ltd. is the parent holding company of the Transocean group. Pursuant to its Articles of Association, its business purpose is to acquire, hold, manage, exploit and sell, whether directly or indirectly, participations in businesses in Switzerland and elsewhere, in particular in businesses that are involved in offshore contract drilling services for oil and gas wells, oil and gas drilling management services, drilling engineering services and drilling project management services and oil and gas exploration and production activities, and to provide financing for this purpose. Transocean Ltd. may acquire, hold, manage, mortgage and sell real estate and intellectual property rights in Switzerland and elsewhere.

Duration and Liquidation

Our Articles of Association do not limit our duration. Under Swiss law, we may be dissolved at any time by a resolution adopted at a general meeting of shareholders, which must be passed by the affirmative vote of holders of at least two-thirds of votes and the absolute majority of the par value of the shares, each as represented (in person or by proxy) at the general meeting. Dissolution and liquidation by court order is possible if (1) we become bankrupt or (2) shareholders holding at least 10% of our share capital so request for valid reasons. Under Swiss law, any surplus arising out of liquidation (after the settlement of all claims of all creditors) is distributed in proportion to the paid-up par value of shares held. The amount exceeding the par value of the share is subject to Swiss withholding tax of 35%. Our shares carry no privilege with respect to such liquidation surplus.

Uncertificated Shares

Our shares have been issued in uncertificated form in accordance with article 973c of the Swiss Code as uncertificated securities, which have been registered with Computershare Inc., and constitute intermediated securities within the meaning of the Swiss Federal Act on Intermediated Securities. In accordance with article 973c of the Code, Transocean Ltd. maintains a register of uncertificated securities (Wertrechtebuch).

Stock Exchange Listing

Our shares are listed and trade on the New York Stock Exchange under the symbol “RIG.”

No Sinking Fund

The shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The shares that have been issued to date are duly and validly issued, fully paid and non-assessable.

No Redemption and Conversion

The shares are not convertible into shares of any other class or series or subject to redemption either by us or the holder of the shares.

Transfer and Registration of Shares

We have not imposed any restrictions applicable to the transfer of our shares, other than the requirement that an acquirer of shares expressly declares to have acquired the shares in its own name and for its own account. Our share register is maintained by Computershare Inc., which acts as transfer agent and registrar. The share register reflects only record owners of our shares. Swiss law does not recognize fractional share interests.